EXHIBIT 10.10

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of December 17, 2010, by and among Darling International Inc., a Delaware corporation (“Parent”), Griffin Industries, Inc., a Kentucky corporation and, upon consummation of the Merger (as defined below), wholly owned subsidiary of Parent (“Employer”), and Martin W. Griffin (“Employee”).  Parent, Employer and Employee are collectively referred to herein as the “Parties”.

RECITALS:

WHEREAS, Parent and Employer are parties to that certain Agreement and Plan of Merger, dated as of November 9, 2010, by and among Parent, DG Acquisition Corp. (“Merger Sub”), Employer and Robert A. Griffin, as the Shareholder’s Representative (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Employer, with Employer continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, immediately following the closing of, but subject to the consummation of, the Merger, Employer desires to employ Employee and Employee desires to be employed by Employer, under the terms and pursuant to the conditions set forth herein; and

WHEREAS, prior to the consummation of the Merger, Employee is a shareholder of Employer, and, as such, will personally receive substantial benefits upon the consummation of the transactions contemplated in the Merger Agreement.

AGREEMENTS:

NOW, THEREFORE, for and in consideration for the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, the Parties do hereby agree as follows:

1. Employment.  Employer hereby agrees to employ Employee, and Employee hereby agrees to be employed by Employer during the Employment Period (as defined below), upon substantially the same terms and conditions as his employment with Employer immediately prior to the Merger, except as, and subject to, the conditions set forth in this Agreement.  Employee shall carry out such duties as are assigned by Employer’s President.  Employee will initially have the title of Executive Vice President - Chief Operations Officer and will have the Cold Spring, Kentucky headquarters office as his primary office.  The Parties agree that during any period during the Term in which the Employment Agreement between Robert Griffin, Parent and Employer, of even date herewith, is no longer in effect, Employee, in his capacity as Executive Vice President – Chief Operations Officer of Employer, shall have sole responsibility for all personnel decisions regarding Employer’s employees and Parent shall not make any personnel decisions regarding an employee of Employer without Employee’s express consent.

2. Base Salary.  Employee shall receive a base salary of not less than his 2010 base salary during the Employment Period as compensation for the services contemplated hereby, payable periodically in accordance with Parent’s payroll policy for executive officers (“Base Salary”).  Employee will not receive any compensation other than the Base Salary except as set forth in Section 5 (Bonus) and Section 6 (Employee Benefits).  The amount of Base Salary will be reviewed by the Compensation Committee of Parent’s Board of Directors annually and may be increased, subject to the approval of the Compensation Committee of Parent’s Board of Directors in its sole discretion.

3. Employment Period.  The term of this Agreement shall commence on the effective date of the Merger (the “Effective Date”) and shall continue until three years from the date hereof, subject to termination as provided in Section 8 (the “Term”).  The term “Employment Period” means all times Employee is employed by Employer, commencing on the Effective Date and continuing throughout the Term.

4. Employee Service.  During the Employment Period, Employee shall devote his full time and best efforts to the business of Employer and Parent and at all times faithfully, industriously and to the best of his ability, experience and talent, perform all of the duties reasonably requested by the Employer’s President or such other officer of Employer or Parent as determined by the President of Employer or the Chief Executive Officer of Parent.

5. Bonus.  For Employer’s fiscal year 2011, Employee will be eligible to receive a two (2) to four (4) week bonus consistent with Employer’s past practice.  For Employer’s fiscal year 2012 and through the end of the Employment Period, Employee will participate in Parent’s 2004 Omnibus Incentive Plan (the “Plan”) to the same extent as similarly situated executive officers and senior management of Parent.  The Plan is based upon annual performance objectives and terms of any subplan adopted by Parent’s Board of Directors under the Plan from time to time.  Bonuses awarded pursuant to the Plan will be payable in accordance with the then current policy of Parent.  Employee’s base salary will be taken into account by the Compensation Committee of Parent’s Board of Directors in determining the level of Employee’s award opportunities under the Plan.

6. Employee Benefits.  During the Term, Employee shall be entitled to substantially the same benefits as to which he was entitled during his employment with Employer immediately prior to the Merger, including:

(a) continued participation in health and welfare and 401(k) plans in which Employee participates as of the date of the signing of the Merger Agreement, which shall be maintained by Employer or Parent for a period of time, or Parent’s welfare and 401(k) plans thereafter;

(b) reimbursement for all ordinary and necessary motor vehicle expenses and travel expenses incurred by Employee in connection with the performance of his duties hereunder, subject to submission of appropriate documentation thereof in compliance with such policies and procedures as Employer or Parent may adopt from time to time;

(c) accrue and be entitled to use up to four (4) weeks of vacation each year, at full pay, in accordance with Employer’s or Parent’s vacation policy;

(d) eligibility for consideration by the Compensation Committee of Parent’s Board of Directors for participation in Parent’s long term incentive program;

(e) continued use of motor vehicle to which Employee is entitled under current arrangements with Employer immediately prior to the Merger; and

(f) participate in Employer’s current salary continuation program for sickness and disabilities.

Employee shall not be entitled to any benefits other than as set forth in this Section 6.

7. Certain Covenants.

(a) Confidentiality Agreement.  Employee acknowledges that he has in his possession as of the Effective Date, and that he will continue to have access to, Confidential Information (hereinafter defined), which has great value to Employer and Parent.  “Confidential Information” includes, in whole or in part, information concerning Employer’s or its affiliates’ experimental and development plans, trade secrets, secret procedures, information relating to ideas, improvements, and inventions, disclosures, processes, systems, contracts, agreements, formulas, patents, patent applications, machinery, material research activities and plans, customers or vendors and prospective customers, Employer’s or its affiliates’ product costs, prices, profits and volume of sales, and future business plans, and other confidential or proprietary information belonging to Employer or its affiliates or relating to Employer’s or its affiliates’ affairs, including, without limitation, such information that has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements, joint ventures or other agreements entered into by Employer or any of its affiliates; provided, however, that “Confidential Information” shall not include any information that has entered or enters the public domain through no fault of Employee.  During the Employment Period and at all times thereafter, Employee shall keep all of the Confidential Information in confidence and shall not disclose any of such Confidential Information to any other person for any reason, whether or not developed by Employee, except Employer’s and Parent’s personnel entitled thereto and other persons designated in writing by Parent’s Chief Executive Officer.  Employee shall not cause, suffer or permit the Confidential Information to be used for the gain or benefit of any party outside Employer or Parent or for Employee’s personal gain or benefit outside the scope of Employee’s engagement by Employer.  Employer shall have the right to communicate with any of the future or prospective employers of Employee concerning Employee’s continuing obligation to hold and safeguard the Confidential Information.

(b) Non-Competition Agreement.  For the longer of (x) five years after the date hereof and (y) the date that is two (2) years following the Employment Period, Employee shall not:

(i) directly or indirectly, own, manage, operate, have any interest as an employee, salesman, consultant, officer or director, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in (A) the collection and conversion of animal and poultry by-products from meat processing, poultry processing and restaurant industries into fats and protein meal products and fertilizer and fuel products, (B) the collection and processing of used cooking oil, (C) the collection, processing and marketing of animal hides, (D) the sale of the processed products to livestock and pet food manufacturers, among other customers, (E) the collection, processing and marketing of bakery waste and (F) the servicing of grease traps, each within any state identified on Schedule A attached hereto (a “Restricted Business”); provided, however, that the restrictions contained in this Section 7(b)(i) shall not restrict (i) the acquisition of any capital stock or other securities of Parent and (ii) the acquisition by Employee, directly or indirectly, of less than 1% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business;

(ii) solicit or assist any other person to solicit any business (other than for Employer or Parent) from any customer of Employer or Parent or request or advise any present or future customer of Employer or Parent to withdraw, curtail or cancel its business dealings with Employer or Parent, as the case may be;

(iii) commit any other act or assist others to commit any other act which might injure the business of Employer or Parent;

(iv) directly or indirectly, solicit or encourage to leave the employment of Employer or any of its affiliates, any employee of Employer or any of its affiliates; or

(v) directly or indirectly, solicit or encourage to cease work with Employer or any of its affiliates any consultant then under the oral or written contract with Employer or any of its affiliates within one (1) year of the termination of such Employee’s employment with Employer or any of its affiliates.

8. Termination.

(a) Death or Total Disability of Employee.  If Employee dies or becomes totally disabled during the Employment Period, the Employment Period shall automatically terminate.  A determination of “Total Disability” shall be made by a physician satisfactory to both Employee and Employer; provided, however, that if Employee and Employer do not agree on a physician, Employee and Employer shall each select a physician and these two together shall select a third physician, and the determination by a majority of the three physicians as to Total Disability shall be binding on all Parties; provided, further, that for purposes of this Agreement, Employee shall be deemed to have a “Total Disability” if Employee shall become physically or mentally incapacitated or disabled or otherwise unable to discharge fully Employee’s duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period.

(b) Termination for Cause.  The Employment Period may be terminated by Employer for the following occurrences (“Cause”):

(i) Employee’s material breach of any of the covenants contained in Section 7 of this Agreement;

(ii) Employee’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime (whether felony or misdemeanor) (A) involving moral turpitude or punishable by imprisonment for more than one (1) year in the jurisdiction involved or (B) resulting in any imprisonment;

(iii) Employee’s commission of any crime, act of fraud, embezzlement or theft upon or against (A) Employer or Parent in connection with his duties with Employer or in the course of his employment with Employer or otherwise, or (B) any third party whether prior to our subsequent to the date hereof;

(iv) Employee’s continuing repeated failure or refusal to perform Employee’s duties as required by this Agreement (including, without limitation, Employee’s inability to perform Employee’s duties hereunder as a result of chronic alcoholism or drug addiction and/or as a result of any failure to comply with any laws, rules or regulations of any governmental entity with respect to Employee’s employment by Employer), provided that termination of the Employment Period pursuant to this subsection (iv) shall not constitute valid termination for Cause unless Employee shall have first received written notice from Employer or Parent stating with specificity the nature of such failure or refusal and affording Employee at least thirty (30) days to correct the act or omission complained of; or

(v) gross negligence, insubordination, material violation by Employee of any duty of loyalty to Employer or Parent, material violation of any of Employer’s or Parent’s written policies, disparagement of Employer or Parent or its affiliates or their respective businesses, or any other material misconduct on the part of Employee, provided that termination of the Employment Period pursuant to this subsection (v) shall not constitute valid termination for Cause unless Employee shall have first received written notice from Employer or Parent stating with specificity the nature of such failure or refusal and affording Employee at least thirty (30) days to correct the act or omission complained of.

Except as otherwise agreed between Parent and Employee in writing, if Employee is terminated for Cause, all payments and benefits pursuant to this Agreement will cease immediately upon the date of such termination.

(c) Effects of a Termination by Resignation.  If Employee resigns, Employee shall be entitled to receive to the effective date of the notice of termination Base Salary and his benefits pursuant to Section 6 hereof.  Employee will be entitled to no other compensation except as otherwise agreed by Parent in writing.

(d) Effects of Termination for Death or Total Disability.  Upon the occurrence of Employee’s death or Total Disability during the Employment Period, all payments and benefits pursuant to this Agreement will cease.

(e) Termination by Expiration of Time.  If this Agreement is not otherwise terminated prior to the expiration of the Term, it will be terminated as of the close of business on the final day of the Term.

9. Return of Employer’s or Parent’s Property and Confidential Information.  Upon the termination of the Employment Period for any reason, Employee shall promptly deliver to Employer all property of Employer or Parent in his possession and any and all documents or materials containing or constituting Confidential Information.

10. Withholding.  Employer shall be entitled to withhold from any payments or deemed payments any amount of federal and state income, FICA and other withholding tax it determines to be required by law.

11. Section 409A.

(a)           The Parties hereto acknowledge and agree that the interpretation of Section 409A (as defined below) and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  Anything to the contrary herein notwithstanding, the intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If, however, any such benefit or payment is deemed to not comply with Section 409A, Employer and Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.

(b)           If any payment, compensation or other benefit provided to Employee under this Agreement in connection with Employee’s “separation from service” (as defined below) is determined, in whole or in part, to constitute “nonqualified deferred compensation” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other authoritative guidance promulgated thereunder (collectively, “Section 409A”)) and Employee is a specified employee (as defined in Section 409A(a)(2)(B)(i)) at the time of separation from service, no portion of such payments shall be paid before the earlier of (i) the day that is six (6) months plus one (1) day after the date of termination or (ii) five (5) days following Employee’s death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid and/or provided to Employee during the period between the date of separation of service and the New Payment Date shall be paid to Employee in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of or immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.  Notwithstanding anything to the contrary herein, to the extent that the foregoing delay applies to the provision of any ongoing welfare benefits to Employee that would not be required to be delayed if the premiums therefor were paid by Employee, Employee shall pay the full cost of premiums for such welfare benefits due and payable prior to the New Payment Date and Employer shall pay Employee an amount equal to the amount of such premiums which otherwise would have been paid by Employer during such period on or within five (5) business days following the New Payment Date.

(c)           Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the taxable year following the taxable year in which Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) any tax gross-up payment as provided herein, if any, shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Employee remits the related taxes (and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed).

(d)           For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within 30 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of Employer.

(e)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

12. Miscellaneous.

(a) Integrated Contract.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any previous agreements and understandings between the Parties with respect to such matters.

(b) Amendments and Waivers.  This Agreement may be amended, modified, superseded or canceled only by an instrument in writing signed by or on behalf of each of the Parties hereto or their respective successors or legal representatives.

(c) Survival.  Notwithstanding the termination of this Agreement or the Employment Period, Sections 7, 9 and 12 hereof shall survive any such termination.

(d) Severability.  In the event that a court of competent jurisdiction determines that any provision of this Agreement is illegal, unenforceable, unreasonable, or against public policy, then such provisions shall be modified by the court’s determination to the extent necessary to be legal, enforceable, reasonable and not against public policy, and such modification shall be incorporated herein by reference and treated as the provision that has been agreed to between the parties. Subject to the foregoing, if any term, phrase, clause, paragraph, restriction, covenant or other provision of this Agreement is held to be illegal, unenforceable, unreasonable, or against public policy, the same shall be deemed (and it is hereby agreed that same is meant to be) severable and shall not defeat or impair the remaining provisions hereof.

(e) Choice of Law.  This Agreement and any matter based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement (whether for breach of contract, tortious conduct or otherwise), the interpretation and enforcement of the provisions of this Agreement or any actions of or omissions of any party in any way connected with, related to or giving rise to any of the foregoing matters shall be governed by and construed in accordance with the laws, rules and regulations, and judicial and administrative decisions (in each case, both procedural and substantive) of the Commonwealth of Kentucky, without reference to its conflicts of law principles, that if applied might require the application of the laws of another jurisdiction.

(f) Assignment.  This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution.  This Agreement shall be binding upon and inure to the benefit of the Parties, and their legal representatives, heirs, and, subject to the preceding sentence of this Section 12(f), their successors and assigns.

(g) Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the Parties hereto and delivered, in person or by exchange via electronic mail (in Adobe Portable Document Format (PDF)) or facsimile with the other Parties hereto.

(h) Headings.  The descriptive headings of the several sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Sections” shall be deemed to be references to sections hereof unless otherwise indicated.

(i) Compliance.  Employee acknowledges and agrees that (i) Parent is a publicly traded company subject to federal and state securities laws and (ii) Parent’s stock is listed on the New York Stock Exchange, which requires that Parent comply with the rules and regulations of the New York Stock Exchange.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date hereinabove set forth.

DARLING INTERNATIONAL INC.

By:  /s/ Randall C. Stuewe
Randall C. Stuewe
Chief Executive Officer

GRIFFIN INDUSTRIES, INC.

By:  /s/ Randall C. Stuewe
Randall C. Stuewe
Chief Executive Officer

Signature Page to
Employment Agreement

EMPLOYEE:

/s/ Martin W. Griffin
Martin W. Griffin

Signature Page to
Employment Agreement